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EXHIBIT 8.2

FORM OF 8.2 OPINION

July , 2015

LRE GP, LLC

LRR Energy, L.P.

Heritage Plaza

1111 Bagby Street, Suite 4600

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to you in connection with (i) the merger (the “Merger”) contemplated by the Purchase Agreement and Plan of Merger, dated as of April 20, 2015 (the “Merger Agreement”), by and among Vanguard Natural Resources, LLC, a Delaware limited liability company (“Vanguard”), Lighthouse Merger Sub, LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of Vanguard (“Merger Sub” and together with Vanguard, the “Vanguard Entities”), Lime Rock Management LP, a Delaware limited partnership (“Management”), Lime Rock Resources A, L.P., a Delaware limited partnership (“LRR A”), Lime Rock Resources B, L.P., a Delaware limited partnership (“LRR B”), Lime Rock Resources C, L.P., a Delaware limited partnership (“LRR C” and, together with LRR A and LRR B, the “Fund I Partnerships”), Lime Rock Resources II-A, L.P., a Delaware limited partnership (“LRR II-A”), Lime Rock Resources II-C, L.P., a Delaware limited partnership (“LRR II-C” and, together with the Fund I Partnerships, LRR II-A and Management, the “GP Sellers”), LRR Energy, L.P., a Delaware limited partnership (the “LRE”), and LRE GP, LLC, a Delaware limited liability company (“Partnership GP,” and, together with the GP Sellers and the Partnership, the “Partnership Entities”) and (ii) the registration statement on Form S-4, as amended (File no. 333-204696) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by Vanguard relating to the Merger. In connection therewith, you have requested our opinion as to the U.S. federal income tax consequences of the Merger to LRE and LRE common unitholders.

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In preparing our opinion, we have examined the Merger Agreement and the Registration Statement, including the proxy statement/prospectus that forms a part of the Registration Statement. In addition, we have examined such other documents, instruments and information as we considered necessary to enable us to express this opinion. Our opinion is also based on (i) the accuracy of the representations, statements and facts concerning the Merger set forth in the Merger Agreement (including, without limitation, the exhibits thereto) and the Registration Statement and the assumption that such representations, statements and facts will be accurate and complete as of the closing date of the Merger (as if made as of such time), (ii) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement, (iii) the accuracy of the representations and certifications made by Vanguard and LRE and delivered to us with respect to certain factual matters (including factual representations set forth in certificates of an appropriate officer dated the date hereof) and the assumption that such representations will be accurate and complete as of the closing date of the Merger (as if made as of such time), and (iv) financial information provided to us by Vanguard.

Based on the foregoing, unless otherwise noted in such discussions, the description of the law and the legal conclusions set forth in the discussions under the headings, “Tax Consequences of the Merger to LRE” and “Tax Consequences of the Merger to LRE Common Unitholders,” contained in the section “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to LRE and LRE common unitholders.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code, the regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

We hereby consent to the filing by you of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Registration Statement.

Very truly yours,